Exhibit 99.4

CONSENT OF PERELLA WEINBERG UK LIMITED

September 25, 2020

The PSA Supervisory Board
Peugeot S.A.
Route de Gisy
78140 Vélizy-Villacoublay, France

Members of the Supervisory Board:

We hereby consent to the use of our opinion letter dated September 14, 2020 addressed to the Supervisory Board of Peugeot S.A. (“PSA”), included as Appendix E to Amendment No. 1 to the Registration Statement on Form F-4/A (Registration No. 333-240094) (the “Amended Registration Statement”) of Fiat Chrysler Automobiles N.V. (“FCA”), and in the Prospectus which is part of the Amended Registration Statement, to be filed on September 28, 2020, relating to the contemplated strategic combination of the businesses of PSA and FCA, and to the description of such opinion under the headings “Summary—Opinion of the Financial Advisor to the PSA Supervisory Board—Perella Weinberg UK Limited”, “The Merger—Background to the Merger” and “The Merger—Opinion of the Financial Advisor to the PSA Supervisory Board— Perella Weinberg UK Limited”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any further amendments to the Amended Registration Statement.

Very truly yours,

/s/ PERELLA WEINBERG UK LIMITED

PERELLA WEINBERG UK LIMITED